                                                                Exhibit 99.1

FOR IMMEDIATE RELEASE                                     SYMBOL:   LANC
Friday, April 29, 2005                                    TRADED:   Nasdaq

            LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS

         COLUMBUS, Ohio, Apr. 29 -- Lancaster Colony Corporation (Nasdaq: LANC) today reported net income of $16,112,000 or 46 cents per diluted share for the company's third fiscal quarter ended March 31, 2005. For the corresponding quarter a year ago, net income totaled $16,045,000 or 45 cents per diluted share. The current year's third quarter net sales increased three percent to $277 million versus net sales of $269 million in the third quarter last year.

         The current year's third quarter results included non-cash asset impairment charges affecting non-food operations that totaled $1.6 million before taxes (three cents per share after taxes). The prior year's third quarter amounts included pretax income of $0.8 million (one cent per share after taxes) related to the liquidation of LIFO inventories carried at substantially lower prior years' costs.

         For the nine months ended March 31, 2005, net income reached $72,609,000, compared to $62,395,000 earned in the first nine months a year ago. Diluted earnings per share were $2.07 compared to $1.74 a year ago. Nine months net sales were $856 million compared to $827 million last year.

         The most recent nine-months results included pretax income of $26.2 million (47 cents per share after taxes) associated with a second quarter distribution under the Continued Dumping and Subsidy Offset Act (CDSOA). In the prior year, the pretax CDSOA distribution was $2.0 million (three cents per share after taxes). Also received in the prior year's second quarter was a pretax bad-debt recovery of $1.2 million (two cents per share after taxes). Pretax LIFO-related income during the latest nine months totaled $0.9 million (two cents per share after taxes) compared to $3.4 million (six cents per share after taxes) in the corresponding period of a year ago.

         John B. Gerlach, Jr., chairman and CEO, said, "We were pleased that all of our operating segments reported improved sales, particularly the continued growth in our Specialty Foods business."

         Specialty Foods sales in the third quarter increased four percent to $163.7 million with both retail and foodservice volumes exceeding levels of the comparable quarter a year earlier. Operating income was up one percent to $24.4 million. The latest quarter saw growth across a number of product lines, most notably frozen breads and rolls. Somewhat lower material costs prevailed in the quarter, but the segment also experienced a less favorable product mix in frozen breads, higher freight costs and start-up expenses associated with the opening of a new frozen foods distribution center.

         Sales of the Automotive segment improved slightly to $57.3 million in the third quarter. Operating income for the quarter declined to $0.2 million from $2.0 million a year ago. Improved

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PAGE 2 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS

sales of aluminum accessory items continued to be largely offset by lower floormat sales. Substantial increases in raw material costs have generally led to the segment's reduced operating results. Automotive results during the most recent quarter also included a non-cash impairment charge of approximately $0.7 million related to certain idle floormat manufacturing equipment.

         Net sales during the most recent quarter of the Glassware and Candles segment also increased slightly to $55.8 million. Operating income for the quarter improved to $1.6 million versus $1.1 million in the year-ago quarter. Higher candle volumes and further improvements in glass manufacturing helped offset higher material costs and less LIFO-related income. Segment operating income for the quarter also included a non-cash impairment charge of approximately $0.9 million related to certain glassware manufacturing equipment.

         Looking ahead, Mr. Gerlach said, "We anticipate favorable consumer reaction to several new food items, including T. Marzetti's recently repackaged line of produce dressings and new microwavable products being introduced under the Sister Schubert's brand. In the current quarter, we expect to begin production of aluminum automotive accessories supporting a large, new OEM program. Our Glassware and Candles segment will likely experience seasonally low sales in the fourth quarter, and we may reduce glass production to better balance inventories with future needs. The fourth quarter should see lower food, but higher nonfood, material costs. Our debt-free balance sheet and solid cash flows continue to provide an excellent base for future growth."

         The company's third quarter conference call is scheduled for this morning, April 29, at 10:00 a.m. EDT. You may access the call through a live webcast by using the link provided on the company's Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.

         We desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). This news release contains various "forward-looking statements" within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words "anticipate," "estimate," "project," "believe," "intend," "expect," "hope" or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in raw materials costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements that are based on current expectations. We undertake no obligation to publicly update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our annual report on Form 10-K for the year ended June 30, 2004 filed with the Securities and Exchange Commission.


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PAGE 3 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS

                          LANCASTER COLONY CORPORATION
                  CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                     (In thousands except per-share amounts)

                                                      Three Months Ended              Nine Months Ended
                                                           March 31,                      March 31,
                                                     2005            2004            2005            2004
                                                   --------        --------        --------        --------
Net sales                                          $276,822        $269,463        $855,655        $827,311
Cost of sales                                       225,522         219,659         690,979         656,649
                                                   --------        --------        --------        --------
Gross margin                                         51,300          49,804         164,676         170,662
Selling, general & administrative expenses           25,080          24,401          75,387          73,473
Restructuring and impairment charge                   1,621            --             2,108            --
                                                   --------        --------        --------        --------
Operating income                                     24,599          25,403          87,181          97,189
Interest income and other - net                       1,105             457          28,791           3,283
                                                   --------        --------        --------        --------
Income before income taxes                           25,704          25,860         115,972         100,472
Taxes based on income                                 9,592           9,815          43,363          38,077
                                                   --------        --------        --------        --------
Net income                                         $ 16,112        $ 16,045        $ 72,609        $ 62,395
                                                   ========        ========        ========        ========
Net income per common share:(a)
    Basic                                          $    .46        $    .45        $   2.07        $   1.75
    Diluted                                        $    .46        $    .45        $   2.07        $   1.74

Cash dividends per common share                    $    .25        $    .23        $    .73        $    .66

Weighted average common shares outstanding:
    Basic                                            34,742          35,736          35,060          35,740
    Diluted                                          34,799          35,814          35,117          35,814


(a) Based on the weighted average number of shares outstanding during each period.

                          LANCASTER COLONY CORPORATION
                    BUSINESS SEGMENT INFORMATION (Unaudited)
                                 (In thousands)

                                                      Three Months Ended               Nine Months Ended
                                                          March 31,                       March 31,
                                                     2005            2004            2005            2004
                                                   --------        --------        --------        --------
NET SALES
    Specialty Foods                                $163,709        $156,748        $501,393        $475,453
    Glassware and Candles                            55,774          55,658         187,348         184,493
    Automotive                                       57,339          57,057         166,914         167,365
                                                   --------        --------        --------        --------
                                                   $276,822        $269,463        $855,655        $827,311
                                                   ========        ========        ========        ========
OPERATING INCOME
    Specialty Foods                                $ 24,371        $ 24,085        $ 82,786        $ 81,494
    Glassware and Candles                             1,555           1,147           6,318          11,017
    Automotive                                          232           2,025           3,586           9,480
    Corporate expenses                               (1,559)         (1,854)         (5,509)         (4,802)
                                                   --------        --------        --------        --------
                                                   $ 24,599        $ 25,403        $ 87,181        $ 97,189
                                                   ========        ========        ========        ========

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PAGE 4 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS


                          LANCASTER COLONY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                 March 31,         June 30,
                                                                   2005              2004
                                                                 --------          --------
                                                                        (Unaudited)
ASSETS
Current assets:
   Cash, cash equivalents and short-term investments             $182,081          $178,503
   Receivables - net of allowance for doubtful accounts           107,713            94,623
   Total inventories                                              147,166           155,076
   Deferred income taxes and other current assets                  27,223            22,803
                                                                 --------          --------
      Total current assets                                        464,183           451,005
Net property, plant and equipment                                 150,271           159,494
Other assets                                                      103,078           102,388
                                                                 --------          --------
         Total assets                                            $717,532          $712,887
                                                                 ========          ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                              $ 46,573          $ 47,235
   Accrued liabilities                                             48,477            45,496
                                                                 --------          --------
      Total current liabilities                                    95,050            92,731
Other noncurrent liabilities and deferred taxes                    33,254            33,371
Shareholders' equity                                              589,228           586,785
                                                                 --------          --------
         Total liabilities and shareholders' equity              $717,532          $712,887
                                                                 ========          ========

SUBJECT TO YEAR-END AUDIT.

                                     # # # #



FOR FURTHER INFORMATION:      John B. Gerlach, Jr., Chairman and CEO, or
                              John L. Boylan, Vice President, Treasurer and CFO
                              Lancaster Colony Corporation
                              Phone: 614/224-7141
                              --or--
                              Investor Relations Consultants, Inc.
                              Phone: 727/781-5577 or E-mail: lanc@mindspring.com